Exhibit 99.1

                                                                         N E W S

CIMAREX ENERGY CO.
1700 Lincoln Street, Suite 1800
Denver, CO 80203
Phone: (303) 295-3995

           CIMAREX ENERGY ANNOUNCES $300 MILLION SENIOR NOTES OFFERING

DENVER, April 11, 2007 - Cimarex Energy Co. (NYSE: XEC) today announced that it has filed a registration statement with the Securities and Exchange Commission relating to the public offering of $300 million principal amount of senior unsecured notes due 2017.

Net proceeds from the offering will be used (i) to redeem the 9.6% senior notes assumed in the Magnum Hunter merger which have a face value of $195 million and
(ii) repay amounts currently outstanding under its revolving credit facility. The 9.6% notes are unsecured and are due March 15, 2012. The notes are currently redeemable at 104.8% (expressed as a percentage of the principal amount), plus accrued interest. Borrowings outstanding under the company's revolving credit facility were approximately $161 million as of March 30, 2007.

J.P. Morgan Securities Inc. and Lehman Brothers Inc. will act as joint book-running managers for the offering. The offering will be made only by means of a prospectus, copies of which may be obtained from J.P. Morgan Securities Inc., 270 Park Ave., 8th Floor, Attention: Syndicate Desk, New York, NY 10017, 212-834-4555; Lehman Brothers Inc., Attention: Prospectus Department, 745 7th Avenue, New York, NY 10019, 888-603-5847. An electronic copy of the prospectus is available from the Securities and Exchange Commission's website at http://www.sec.gov.

ABOUT CIMAREX ENERGY

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy senior unsecured notes. Such an offer can only be made by delivery of a prospectus that has been filed with the Securities and Exchange Commission.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com